Exhibit 99

Cardinal Bankshares Corporation Announces a $.30 Per Share Cash Dividend on Common Stock

FLOYD, VA, December 13, 2007 — The Board of Directors of Cardinal Bankshares Corporation today declared a 2nd half semi-annual divided of $.30 per share. The dividend is payable on December 31, 2007, to shareholders of record as of the close of business on December 24, 2007. This dividend represents a total 2007 dividend of $.60 per share, an increase of approximately 3.4% over the $.58 per share paid in 2006.

Leon Moore, Chairman, President & CEO, commented, “We are pleased to again be able to increase our dividend to our shareholders. 2007 has been a very challenging year to the banking industry, and particularly to small banks. The disproportionate regulatory cost is a burden that is ever increasing, and will no doubt continue for several years.”

Mr. Moore continued, “ Cardinal is fortunate to again post good earnings, solid growth and a strong capital position in unsettling economic times.”

Cardinal Bankshares Corporation is a bank holding company headquartered in Floyd, Virginia, and is the parent company for Bank of Floyd. Bank of Floyd is a community bank, headquartered in Floyd, Virginia. Bank of Floyd operates eight locations in Floyd, Roanoke, Salem, Christiansburg, Fairlawn and Willis, Virginia. Bank of Floyd is the parent company of FBC, Inc. offering insurance services through Bankers Insurance and Virginia Title Center.

Cardinal Bankshares Corporation stock is traded over the Bulletin Board under the stock symbol CDBK.OB.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission.